Exhibit 99.1

Contact:	Joanne Ferrara, Investor Relations
631-773-5813
joanne.ferrara@falconstor.com

FalconStor Announces Executive Change

MELVILLE, N.Y., May 25, 2012—FalconStor Software, Inc. (NASDAQ: FALC), a leader in disk-based data protection solutions, today announced that effective May 25, 2012, Bryan Urquhart resigned from his position as Vice President, Treasurer and Chief Financial Officer of FalconStor.

Louis Petrucelly was promoted to Vice President of Finance, and appointed Treasurer and Acting Chief Financial Officer. Mr. Petrucelly has been with FalconStor for over five years and has served as the company’s Director of Finance since March 2008.

“We wish Bryan all the best for the continuation of his career and thank him for his contribution and services to FalconStor.” said Jim McNiel, president and CEO of FalconStor. “We are also happy to continue to develop our own talent and to promote Louis Petrucelly to Vice President of Finance. Lou has been a valuable contributor to the company, and an instrumental member of the FalconStor finance team.  We look forward to his continued contribution towards our success.”

About FalconStor

FalconStor Software, Inc. (NASDAQ: FALC) is a market leader in disk-based data protection. The company’s mission is to transform traditional backup and disaster recovery (DR) into next-generation service-oriented data protection. Built upon an award-winning platform, FalconStor solutions deliver disk-based backup, continuous data protection, WAN-optimized replication and DR automation. FalconStor solutions are available through a worldwide network of partners, including solution providers, top-tier strategic partners and major OEMs. Thousands of customers worldwide, from small businesses to Fortune 100 enterprises, entrust their data to FalconStor solutions. FalconStor maintains headquarters in Melville, N.Y., and offices throughout Europe and the Asia Pacific region. For more information, visit www.falconstor.com or call 1-866-NOW-FALC (866-669-3252).

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This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include: delays in product development; market acceptance of FalconStor’s products and services; technological change in the data protection industry; competition in the data protection market; results and costs associated with governmental investigations; intellectual property issues; and other risk factors discussed in FalconStor’s reports on Forms 10-K, 10-Q and other reports filed with the Securities and Exchange Commission.

FalconStor and FalconStor Software are registered trademarks of FalconStor Software, Inc. in the US and other countries. All other company and product names contained herein may be trademarks of their respective holders.